UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 8, 2024

ABEONA THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15771	83-0221517
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6555 Carnegie Ave, 4th Floor

Cleveland, OH 44103

(Address of principal executive offices) (Zip Code)

(646) 813-4701
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	ABEO	Nasdaq Capital Markets

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (the “Board”) of Abeona Therapeutics Inc. (the “Company”), acting upon the recommendation of its Nominating and Corporate Governance Committee, appointed Bernhardt G. Zeiher, MD, FCCP, FACP, on August 8, 2024 and Eric Crombez, MD on August 12, 2024 as members of the Board of the Company. Dr. Zeiher and Dr. Crombez are both considered “independent” directors under relevant U.S. Securities and Exchange Commission (“SEC”) and Nasdaq rules, and neither has yet been appointed to serve as a member of any Board committee. Dr. Zeiher will serve as a Class 1 director and Dr. Crombez will serve as a Class 2 director.

Dr. Zeiher spent more than 10 years at Astellas Pharma, holding multiple roles of increasing responsibility in drug development, leading up to his role as CMO, where he led early- and late-stage drug development, medical and regulatory affairs, pharmacovigilance, and quality assurance. Prior to Astellas, Dr. Zeiher held various roles leading drug development at other pharmaceutical companies including Pfizer and Eli Lilly and Company. He also practiced medicine at a tertiary medical center in Indianapolis. Dr. Zeiher currently serves on multiple public company boards, including Entrada Therapeutics and Amylyx Pharmaceuticals, Inc. He previously served on the boards of TransCelerate Biopharma, Biotechnology Innovation Organization and Astellas Global Health Foundation. Dr. Zeiher received a B.S. in biology from the University of Toledo and an MD from Case Western Reserve University School of Medicine. He completed his internal medicine residency and chief residency at University Hospitals of Cleveland and then finished his physician training as a Pulmonary and Critical Care Fellow at University of Iowa Hospitals and Clinics.

Dr. Crombez joined Ultragenyx following the acquisition of Dimension Therapeutics in November 2017. He is also an appointed industry representative on the FDA Cellular, Tissue, and Gene Therapies Advisory Committee. At Dimension Therapeutics, Dr. Crombez served as chief medical officer and led the clinical development efforts for clinical gene therapy programs in hemophilia B, hemophilia A, ornithine transcarbamylase (OTC) deficiency and glycogen storage disease type Ia (GSDIa). Previously, he worked at Shire in its Human Genetics Therapy business unit. Before joining industry, Dr. Crombez was assistant professor, Department of Pediatrics, Division of Medical Genetics at the David Geffen School of Medicine at the University of California, Los Angeles (UCLA). He is a board-certified clinical geneticist and completed residencies in pediatrics and medical genetics and a fellowship in clinical biochemical genetics at the UCLA School of Medicine. Dr. Crombez obtained his B.S. degree in biology from the University of Michigan, Ann Arbor, and his M.D. degree from Wayne State University School of Medicine, Detroit.

There are no family relationships between Dr. Zeiher or Dr. Crombez and any other director or executive officer of the Company. Nor are there any transactions between Dr. Zeiher or Dr. Crombez or any member of their respective immediate family and the Company that would be reportable as a related party transaction under the rules of the SEC. Further, there is no arrangement or understanding between them and any other persons or entities pursuant to which they were appointed as directors of the Company.

Each of Dr. Zeiher and Dr. Crombez will receive an annual Board fee of $50,000 in cash and a one-time sign-on equity grant in the amount of $55,000 worth of Company stock, in the form of restricted stock awards (RSAs) with a one-year vesting period. Both Dr. Zeiher and Dr. Crombez will be eligible for the Board’s regular 2025 equity grant, which is determined annually by the Board upon recommendation of the Compensation Committee of the Board, based on the advice of an external compensation consultant.

The full text of the press release announcing Dr. Zeiher’s or Dr. Crombez’s appointment is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release, dated August 14, 2024, entitled “Abeona Therapeutics® Announces Appointment of Bernhardt Zeiher, MD, FCCP, FACP, and Eric Crombez, MD to its Board of Directors”
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Abeona Therapeutics Inc.
(Registrant)

By:	/s/ Joseph Vazzano
Name:	Joseph Vazzano
Title:	Chief Financial Officer

Date: August 14, 2024